Exhibit 99.1

HOOKIPA Pharma Appoints Katia Schlienger, M.D., Ph.D., Chief Medical Officer and Malte Peters, M.D., to Board of Directors

December 15, 2022

NEW YORK and VIENNA, Austria, Dec. 15, 2022 (GLOBE NEWSWIRE) -- HOOKIPA Pharma Inc. (NASDAQ: HOOK, ‘HOOKIPA’), a company developing a new class of immunotherapeutics based on its proprietary arenavirus platform, announced today the promotion of Katia Schlienger, M.D., Ph.D., to Chief Medical Officer and the appointment of Malte Peters, M.D., to its Board of Directors, both effective January 1, 2023.

“Katia has had a major impact on HOOKIPA’s clinical development strategy and execution in immuno-oncology therapeutics and vaccines since she joined the Company in 2021. She will be leading the progression of our clinical programs to the next level, specifically our own programs in head and neck and prostate cancers and our partnered programs with Gilead and Roche,” said Joern Aldag, Chief Executive Officer at HOOKIPA. “We are also excited to welcome Malte to our Board. With a background in both oncology and infectious disease, Malte’s experience leading dozens of oncology therapies through the clinic to help patients will be invaluable to HOOKIPA as we advance our pipeline and initiate additional clinical studies.”

Dr. Schlienger has been promoted to Chief Medical Officer. She has served as the Company’s Executive Vice President, Clinical Research and Development since July 2022. Prior to that, Dr. Schlienger served as Senior Vice President, Head of Immuno-Oncology Clinical Research and Development from January 2021 to June 2022. She previously worked at Merck & Co., for 14 years, serving in roles of increasing responsibility across early and late-stage clinical development in oncology and vaccines. She received an M.D. from the School of Medicine Lariboisiere Saint-Louis in Paris, France and a Ph.D. in Microbiology/Virology from Paris Diderot University.

Dr. Peters serves as Chief Research and Development Officer at MorphoSys and will retire from the company at the end of 2022. He joined MorphoSys in 2017 as Chief Development Officer. In these roles, he oversaw the company’s research and development pipeline, including the design and execution of three pivotal studies. Prior to joining MorpoSys, Dr. Peters was Global Head of Clinical Development of the biopharmaceuticals business unit of Sandoz in Germany. Dr. Peters also spent 12 years in leadership positions at Novartis Oncology, including Vice President, Clinical Head and Site Head for Basel, East Hanover and Shanghai. He was responsible for multiple development programs and clinical trials at Novartis, contributing to the approval of several cancer therapies. Earlier in his career, he held positions at Micromet AG and Merck KgaA, and also served as a research scientist in infectious disease.

Dr. Peters is a Member of the Board of Directors at Tango Therapeutics (NASDAQ: TNGX). He is board certified in internal medicine and earned his medical degree from Freie Universität in Berlin, with a postdoctoral fellowship in Toronto.

“I am passionate about improving global health, and I have dedicated my career to making new therapies available to individuals with serious and life-threatening conditions,” said Dr. Peters. “I’m honored to join the HOOKIPA Board of Directors and look forward to contributing my expertise to help the company advance its pipeline of novel arenaviral therapeutic candidates so we may have more tools to improve the lives of people with cancer and chronic infectious disease.”

About HOOKIPA

HOOKIPA Pharma Inc. (NASDAQ: HOOK) is a clinical-stage biopharmaceutical company focused on developing novel immunotherapies, based on its proprietary arenavirus platform, which are designed to mobilize and amplify targeted T cells and thereby fight or prevent serious disease. HOOKIPA’s replicating and non-replicating technologies are engineered to induce robust and durable antigen-specific CD8+ T cell responses and pathogen-neutralizing antibodies. HOOKIPA’s pipeline includes its wholly owned investigational arenaviral immunotherapies targeting Human Papillomavirus 16-positive cancers, prostate cancers, and other undisclosed programs. HOOKIPA is collaborating with Roche on an arenaviral immunotherapeutic for KRAS-mutated cancers. In addition, HOOKIPA aims to develop functional cures of HBV and HIV in collaboration with Gilead.

Find out more about HOOKIPA online at www.hookipapharma.com.

For further information, please contact:

Media	Investors
Instinctif Partners	Matt Beck
hookipa@instinctif.com	Executive Director – Investor Relations
+44 (0)20 7457 2020	matthew.beck@hookipapharma.com
+1-917-209-6886

Forward Looking Statements

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions and the negative of those terms. Such forward-looking statements involve substantial risks and uncertainties that could cause HOOKIPA’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including HOOKIPA’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, HOOKIPA’s ability to successfully establish, protect and defend its intellectual property, risks relating to business interruptions resulting from the coronavirus (COVID-19) disease outbreak or similar public health crises, the impact of COVID-19 on the enrollment of patients and timing of clinical results, and other matters that could affect the sufficiency of existing cash to fund operations. HOOKIPA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see HOOKIPA’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, which is available on the Security and Exchange Commission’s website at www.sec.gov and HOOKIPA’s website at www.hookipapharma.com.

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